CODE OF ETHICS

According to Rule 204A-1 of the Advisers Act, investment advisers must establish, maintain and enforce a Code of Ethics.  An adviser’s Code of Ethics must establish and describe a standard of business conduct that the adviser requires of all its supervised persons.  While the rule does not require an adviser to adopt a particular standard, according to the rule the standard chosen must reflect the adviser’s fiduciary obligations and those of its supervised persons, and must require compliance with federal securities laws.  Chariot Advisors has established this Code of Ethics which will apply to all supervised persons of Chariot Advisors.  Persons associated in any manner with Chariot Advisors will be considered supervised persons for the purpose of this Code of Ethics.  This Code will be available and distributed to all supervised persons of Chariot Advisors.  A summary of this Code of Ethics will be disclosed in the Chariot Advisors’ Form ADV along with a statement informing clients that they may request an entire copy of the Code of Ethics.  If a client makes a request for a copy of this Code of Ethics, Elliott Shifman will provide a copy to the client within 7 business days.

An investment adviser is considered a fiduciary under the Advisers Act.  As a fiduciary, it is an investment adviser’s responsibility to provide fair and full disclosure of all material facts.  In addition, an investment adviser has a duty of utmost good faith to act solely in the best interest of each client.  Chariot Advisors and its supervised persons have a fiduciary duty to all clients.  As fiduciaries, it is unlawful for Chariot Advisors and its supervised persons to engage in fraud, deceptive or manipulative activities.  Chariot Advisors and its supervised persons will act in the client’s best interest at all times and will not at any time place their interests ahead of any client’s interest.  This fiduciary duty is considered the core underlying principle for Chariot Advisors’ Code of Ethics and Personal Trading Policy and represents the expected basis for all supervised persons’ dealings with clients of Chariot Advisors.

The anti-fraud provisions of the Investment Advisers Act of 1940 and federal and state rules and regulations make it unlawful for an investment adviser to directly or indirectly “employ any device, scheme or artifice to defraud a client or a prospective client” or to “engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client.”  Chariot Advisors requires all of its supervised persons to conduct business with the highest level of ethical standards and to comply with all applicable federal and state securities laws at all times.  Elliott Shifman will be responsible for setting standards and internal policies and procedures to ensure that Chariot Advisors and its supervised persons conduct business with the highest level of ethical standards.  Elliott Shifman will be responsible for establishing procedures to prevent and detect any violations of firm or regulatory rules and regulations.  In addition, Elliott Shifman will be responsible for establishing and enforcing risk management policies and procedures that are designed to ensure that advisory activities are conducted in accordance with this Code.

Elliott Shifman will also be responsible for making sure that all advisory personnel fully understand Chariot Advisors’ policies and procedures and that a review system is established to make sure that these policies and procedures are effective and adhered to by all advisory personnel.  All supervised persons will receive a copy of Chariot Advisors’ Code of Ethics.  Elliott Shifman will make sure that all supervised persons receive a copy of, understand and agree to comply with Chariot Advisors’ Code of Ethics.  All supervised persons will sign a written acknowledgement that they have read, understand and agree to comply with Chariot Advisors’ Code of Ethics.  All supervised persons will be required to review this Code of Ethics on an annual basis and will be required to sign an annual acknowledgment.  Elliott Shifman will be responsible for notifying all supervised persons of any changes to this Code of Ethics.

Chariot Advisors has the responsibility to make sure that the interests of clients are placed ahead of Chariot Advisors’ or any supervised person’s own investment interest.  All of Chariot Advisors’ supervised persons will conduct business in an honest, ethical and fair manner.  Full disclosure of all material facts and potential conflicts of interest will be provided to clients prior to any services being conducted.  A conflict of interest occurs when a supervised person’s private interest interferes with the interests of or the service to Chariot Advisors or any of its clients.  Chariot Advisors has the responsibility to avoid all circumstances that might negatively affect or appear to affect its duty of complete loyalty to its clients.  No one supervised by Chariot Advisors will engage in any conduct or act, directly, indirectly or through any other person that would be unlawful for such person to do under the provisions of any rules and regulations.  If a supervised person is unsure whether a situation would be considered a conflict of interest, the supervised person should consult with Elliott Shifman before taking an action that may result in a conflict of interest.

Chariot Advisors will:

1.

Maintain and amend as needed internal standards, policies, procedures and controls to promote compliance with this Code and with other policies and procedures designed to promote each supervised persons fiduciary responsibility.

2.

Perform periodic internal and external reviews and audits of the company’s standards, policies, procedures and controls.

3.

Provide on-going training regarding this Code of Ethics and the company’s risk management policies and procedures to all supervised persons.

4.

Provide an environment that encourages supervised persons to engage in safe and confidential discussions and disclosures to Elliott Shifman or other appropriate senior management person regarding any violations or potential violations to this Code.

5.

Establish clear lines of accountability for the company’s internal policies and procedures, including provisions relating to the responsibilities of employees, officers and directors with appropriate oversight by Elliott Shifman.

Any person engaging in an unethical business practice is subject to having his/her license denied, suspended or revoked and employment terminated.  The following activities are examples of unethical business practices:

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Forgery

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Embezzlement

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Theft

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Exploitation

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Non-disclosure

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Incomplete disclosure or misstatement of material facts

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Manipulative or deceptive practices

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Aiding or abetting any unethical practices

Chariot Advisors and its supervised persons will not engage in any dishonest or unethical conduct including, but not limited to:

1.

Engaging in any act, practice or course of business that is fraudulent, deceptive, or manipulative in contrary to any rules or regulations established by all governing regulatory bodies.

2.

Recommending to a client the purchase, sale or exchange of any security without reasonable grounds for believing that the recommendation is suitable for the client based on the information furnished by the client after reasonable inquiry regarding the client’s investment objectives, financial situation and needs, and other information that is known by the investment adviser.

3.

Recommending unregistered, non-exempt securities or the use of an unlicensed broker-dealer

4.

Using discretionary authority when placing any trade for the purchase or sale of a security on behalf of the client without obtaining written authority from the client prior to a trade being implemented.  If discretionary authority relates only to the price at which, or the time when, an order involving a definite amount of a specific security shall be executed, written authority is not needed.

5.

Recommending or implementing trades in a client’s account that excessive in size or frequency with respect to the client’s financial resources, investment objectives and the character of the account.

6.

Placing an order to purchase or sell a security on behalf of a client upon receiving instructions to do so through a third party, unless a written third-party trading authorization has been previously obtained.

7.

Borrowing money or securities from or loaning money or securities to a client.

8.

Misrepresenting the qualifications of Chariot Advisors, its investment adviser representatives or any of its supervised persons, the nature of the advisory services offered by Chariot Advisors or the fees to be charged to any advisory client.

9.

Failing to disclose to all clients the availability of any fee discounts.

10.

Omitting from any written or verbal communication a material fact that would make statements regarding qualifications, services or fees misleading.

11.

Providing advice and guaranteeing the client that a gain or no loss will occur as a result of the advice.

12.

Providing reports or recommendations to any advisory client prepared by someone other than Chariot Advisors without disclosing that fact to clients.  This does not apply to situations where Chariot Advisors uses published research reports or statistical analyses when providing services to clients.

13.

Charging fees that are unreasonable relative to the types of services provided, the experience and knowledge of the investment advisor representative providing the services, and the sophistication of the client.  In addition, disclosure that similar services may be available for lower fees from other advisers must be made to all clients.

14.

Failing to disclose material conflicts of interest in relation to the adviser or any of its supervised persons in writing prior to providing services if such information could reasonably cause the advice to be biased and not objective.  Some examples include the following:

a.

Existing compensation arrangements connected with advisory services provided to clients that are in addition to compensation received from clients for the advisory services.

b.

Acting in the capacity as an investment adviser or investment advisor representative and a registered representative or insurance agent on a transaction where a fee can be charged for advisory services and a commission can be charged for implementing a trade as a result of the advice provided.

15.

Publishing, circulating, or distributing any advertisement that has not been approved and that does not comply with the proper regulatory requirements.

16.

Limiting a client’s options with regard to the pursuit of a civil case or arbitration.

17.

Disclosing any confidential information of any client, unless required by law to do so or having received written authorization from the client to do so.

18.

Failing to provide the proper disclosure documents (Form ADV Part II) prior to or at the time of executing a client agreement for advisory services.

19.

Entering into, extending or renewing an agreement for advisory services unless such agreement is in writing.

20.

Using contracts that seek to limit or avoid an adviser’s liability under the law.

21.

Creating any condition, stipulation or provision as part of any advisory client agreement that limits or attempts to limit the liability of Chariot Advisors or any of its supervised persons for willful misconduct or gross negligence.